                                          Exhibit 99.1




                   STOCK PURCHASE AND OPTION AGREEMENT

                               BY AND AMONG

                       MICROS-TO-MAINFRAMES, INC.

                        PIVOT TECHNOLOGIES, INC.

                                  AND

               CERTAIN STOCKHOLDERS OF PIVOT TECHNOLOGIES, INC.

                          Dated May 15, 1998

                          TABLE OF CONTENTS

ARTICLE I                                                        2
    1.1     Issuance, Sale and Delivery of the Shares            2
    1.2     Option to Merge.                                     3
    1.3     Reasonable Efforts.                                  4
    1.4     Pivot Stockholders Meeting.                          5
    1.5     Non-Transferability.                                 6
    1.6     Closing.                                             7

ARTICLE II                                                       7
    2.1     Organization and Qualification.                      8
    2.2     Authorization and Validity of Agreement; Valid Issuance
            of Shares.                                           8
    2.3     Capitalization; Ownership.                           9
    2.4     Reports and Financial Statements; No Undisclosed
            Liabilities.                                         9
    2.5     No Violation or Breach.                             12
    2.6     Litigation.                                         13
    2.7     Compliance with Law.                                13
    2.8     Proprietary Information of Third Parties.           13
    2.9     Intellectual Property.                              14
    2.10    Tangible Property.                                  18
    2.11    Inventories.                                        18
    2.12    Accounts Receivable.                                19
    2.13    Leases.                                             19
    2.14    Contracts.                                          20
    2.15    Accounts Payable.                                   20
    2.16    Binding Nature of Contracts; No Breach.             21
    2.17    Title to Assets; Liens.                             21
    2.18    Taxes.                                              22

    2.19    Permits.                                            23
    2.20    Insurance.                                          23
    2.21    Loans and Advances.                                 23
    2.22    Brokers.                                            24
    2.23    Transactions with Affiliates.                       24
    2.24    Assumptions, Guaranties, etc. of Indebtedness.      25
    2.25    Employees.                                          25
    2.26    Customers and Suppliers.                            26
    2.27    Backlog.                                            26
    2.28    All Documentation has Been Furnished or Made Available
            to MTM.                                             26
    2.29    Full Disclosure.                                    27
    2.30    Board Size.                                         27

ARTICLE III                                                     27
    3.1     Binding Obligation.                                 27
    3.2     No Violation.                                       27

ARTICLE IV                                                       28
    4.1     Organization and Standing.                          28
    4.2     Corporate Power.                                    28
    4.3     Authorization; Binding Effect.                      28
    4.4     Capitalization.                                     28
    4.5     Authority to Conduct Business.                      29
    4.6     No Violation.                                       29
    4.7     Litigation.                                         30
    4.8     Full Disclosure.                                    30
    4.9     SEC Filings.                                        31
    4.10    Conduct of Business.                                31
    4.11    Cash Availability.                                  31

ARTICLE V                                                       32
    5.1     Third Party Consents.                               32
    5.2     Access, Inspection and Consultation.                32
    5.3     Notice of Events or Changes.                        32
    5.4     Not Amend Employment Agreements.                    33
    5.5     Appointment of MTM Designee as a Director.          33
    5.6     Conduct of Business.                                33
    5.7     Redemption of Bessemer Interest.                    36
    5.8     Update Schedules.                                   36
    5.9     No Solicitation of Competing Offers.                36
    5.10    Service Agreement.                                  37
    5.11    Restrictive Agreements Prohibited.                  38
    5.12    Transactions with Affiliates.                       38
    5.13    Employee Non-Disclosure, Non-Disclosure and Development
            Agreements.                                         38
    5.14    Mergers, Sale of Assets, etc. of Subsidiaries.      38
    5.15    Maintenance of Ownership of Subsidiaries.           39
    5.16    Lock-up Agreement.                                  39
    5.17    Merger Agreement.                                   39
    5.18    Audited Financial Statements.                       39

ARTICLE VI                                                      39
    6.1     Service Agreement.                                  39
    6.2     Liquid Reserve.                                     40
    6.3     NASDAQ Listing.                                     41
    6.4     Additional Funding of Pivot                         41

ARTICLE VII                                                     41
    7.1     Representations and Warranties Correct.             41
    7.2     Compliance with Obligations.                        42
    7.3     Furnishing of Documents.                            42

    7.4     No Action or Litigation.                            42
    7.5     Third Party Consents.                               42
    7.6     Net Worth.                                          43
    7.7     Employees.                                          43
    7.8     Bessemer Redemption Agreement.                      43
    7.9     Opinion of Counsel.                                 43
    7.10    Opinion of Accountant.                              43
    7.11    Lock-up Agreement.                                  43

ARTICLE VIII                                                    44
    8.1     Representations and Warranties Correct.             44
    8.2     Compliance with Obligations.                        44
    8.3     No Action or Litigation.                            44
    8.4     NASDAQ Listing.                                     44
    8.5     Opinion of Counsel.                                 44

ARTICLE IX                                                      45

ARTICLE X                                                       46
    10.1    In Favor of MTM.                                    46
    10.2    In Favor of Pivot and the Stockholder.              48
    10.3    Procedure for Indemnification.                      48

ARTICLE XI                                                      49

ARTICLE XII                                                     50

ARTICLE XIII                                                    50

ARTICLE XV                                                      51

ARTICLE XVI                                                     52

ARTICLE XVII                                                    53

ARTICLE XVIII                                                   53

ARTICLE XIX                                                     53

ARTICLE XX                                                      53

ARTICLE XXI                                                     54

ARTICLE XXII                                                    54

ARTICLE XXIII                                                   54

ARTICLE XXIV                                                    55

ARTICLE XXV                                                     55
                                v

                 STOCK PURCHASE AND OPTION AGREEMENT

    STOCK PURCHASE AND OPTION AGREEMENT, dated May 15, 1998, by and among MICROS-TO-MAINFRAMES, INC., a New York corporation ("MTM"),
Pivot Technologies, Inc., a Delaware corporation ("Pivot"), and the persons named on Schedule A hereto, such persons being the principal stockholders of Pivot Technologies, Inc. (the
"Shareholder").

    WHEREAS, Pivot wishes to issue and sell to MTM an aggregate of 34,782 shares ("Shares") of the authorized Common Stock, par value
 $.01 per share of Pivot, the Shares representing 19.9% of the Capital Stock of Pivot on a fully-diluted basis after taking into account the Bessemer Redemption, as defined below, and grant to MTM an option (the "Option") to cause the merger of Pivot into a wholly-owned subsidiary of MTM (the "Merger") upon such terms and conditions set forth herein, for an aggregate purchase price (exclusive of the merger consideration payable upon any exercise of the Option) of $475,000 together with additional payments to be made if Pivot is in material compliance with its Business Plan, as defined below, up to an aggregate of $346,000; and

    WHEREAS, the Stockholders agree in the event MTM exercises the Option to vote their Pivot shares in favor of the Merger and to direct Pivot's directors to implement the Merger; and

     WHEREAS, MTM wishes to purchase the Shares and receive the Option on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                              ARTICLE I
                            THE PURCHASE

1.1 Issuance, Sale and Delivery of the Shares. (a) At the Closing, as defined in section 1.6 below, Pivot shall sell to MTM and MTM shall purchase from Pivot the Shares. The aggregate purchase price for the Shares and the granting of the Option is $475,000. Furthermore, MTM agrees, as part of its purchase price, to contribute the additional sums of $60,000, $68,000, $68,000, $75,000 and $75,000 respectively on each of the first five monthly anniversary of the closing of the MTM Acquisition, subject to Pivot's material compliance at the time such contribution is required with the business plan attached hereto as Exhibit A, as amended from time to time by Pivot, which amendment is subject to MTM's consent, which consent will not be unreasonably withheld, (the "Business Plan"). The parties hereto acknowledge that Pivot may increase the amount of expenditures provided in the Business Plan in a manner that is not inconsistent with one or more provisions of this Agreement, in the event Pivot's aggregate and current net cash flow is in excess of the amount previously set forth in the Business Plan. In the event Pivot is not in material compliance with the cost of operation portion of its Business Plan at the time a payment is required hereunder, it shall have fifteen
(15) days after the date the payment is required to be in material compliance. If Pivot becomes materially compliant within such fifteen day period, MTM shall be required to immediately make the additional payment otherwise required at such monthly anniversary.
 If Pivot is not in material compliance within such 15 day period, MTM shall not be required to make such monthly anniversary payment, provided, however, that all of the remainder of Pivot's and MTM's rights and obligations hereunder shall be continuing.

(b)     Pivot and the Stockholders have represented in Section
2.3 hereof that there are 140,000 shares of Pivot Common Stock issued and outstanding, none of which are owned by David Ayers. Pivot and the Stockholders further disclosed in Section 2.6 that David Ayers may have a claim for shares of Pivot Common Stock. In the event David Ayers is adjudged to own shares of Pivot Common Stock as the Pivot issues shares to him, the Stockholders agree to contribute and surrender to Pivot a number of shares of Pivot common Stock equal to the number of shares delivered to David Ayers based on their respective ownership in Pivot.

1.2 Option to Merge. (a) MTM shall have an option (the "Option") expiring fifteen (15) days after the end of the six (6) month anniversary of the Closing ("Initial Option Period"), subject to extension as provided in (b) below, to give written notice that MTM has exercised its Option and that Pivot be merged into a wholly-owned subsidiary of MTM ("Merger Sub"), with Merger Sub being the survivor, in accordance with the Delaware General Corporation Law and as provided for and in accordance with the terms and conditions of the Agreement and Plan of Merger ("Merger Agreement") attached hereto as Exhibit B. The Merger is intended to constitute a Reorganization under Section 368 (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code") with Merger Sub being the surviving corporation. Pursuant to the Merger MTM will own all the issued and outstanding stock of Pivot. Upon the effectiveness of the Merger (the "Effective Time"), Pivot's stockholders, other than MTM and its affiliates, will receive (i) shares of MTM Common Stock, $.001 par value per share ("MTM Common Stock") having an aggregate value of $1,100,000 based on the thirty (30) trading day average closing price of MTM Common Stock prior to the Closing Date ("MTM Closing Date Price"), provided, however, that the maximum number of shares of MTM Common Stock which MTM must deliver in connection with the Merger to all stockholders of Pivot at such time other than MTM or an affiliate thereof is 490,000 shares and the minimum number is 275,000 shares and (ii) a number of five (5) year warrants, in the form attached to the Merger Agreement, to acquire 100,000 shares of MTM Common

Stock at 100% of the MTM Closing Date Price, with such warrants becoming first exercisable one-third at the end of each of the first three years after the exercise of the Option and (iii) $337,600 in cash.
(b) The Option period shall be extended for up to three additional one month terms upon the payment of an additional $80,000 prior to the expiration of the Initial Option Period and the commencement of each additional extension period, respectively.
 If MTM elects to exercise its Option during such extension period, MTM agrees that the cash consideration payable pursuant to Section 1.2(a)(iii) above shall be increased by fifty percent (50%) of the net profits after taxes generated by Pivot, as determined by MTM's certified public accountants, during the period commencing on the day after the end of the Initial Option Period and ending at the date the Option is exercised. If MTM extends for each of said three periods but elects prior to the 75th day after the end of the Initial Option Period not to exercise its Option, Pivot will transfer to MTM, for no additional consideration, shares of Pivot Common Stock so that MTM will own on an aggregate basis, a 33.4% interest in Pivot on a fully-diluted basis as determined as at the date MTM elects not to exercise its Option. For purposes of the above, shares of Capital Stock underlying any outstanding warrants, options and convertible securities shall be deemed issued and outstanding.
(c) MTM and Pivot agree that the warrants were negotiated through arm's length bargaining as part of the Merger consideration and not as a form of compensation.

1.3 Reasonable Efforts. In the event MTM exercises its Option as provided herein, and subject to the terms and conditions of the Merger Agreement and applicable law, each of the parties hereto shall use his or its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the Merger as soon as reasonably practicable after the exercise of the Option, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in the Merger Agreement as a condition precedent or closing condition to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective subsidiaries, and use their reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any federal, state or local governmental authority, quasi-governmental authority or regulatory agency (collectively, the "Governmental Entities"), or other person or entity, (ii) providing all such information about such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with MTM securities filings (which obligation shall survive the consummation of the Merger); and (iii) in general, consummating and making effective the transactions contemplated hereby.

1.4     Pivot Stockholders Meeting. In no manner limiting Section
1.3 above, upon exercise of the Option by MTM, the Stockholders agree to execute a Consent of Stockholders in Lieu of Meeting pursuant to Section 228 of the Delaware General Corporation Law, or, if MTM requests a meeting of Pivot stockholders to vote for the adoption of the Merger Agreement, the Stockholders agree to vote their shares of Pivot in favor of the Merger at such meeting or any adjournment thereof. The Stockholders further agree until the earlier of the expiration of the Option in the event the Option is not exercised, the termination of this Agreement in the event this Agreement is not consummated, or the termination of the Merger Agreement if the Option is exercised, to vote against (i) the sale or transfer of substantially all of the capital stock or common stock of Pivot, whether by merger, consolidation, or other business combination, except as to the Merger; (ii) a sale of substantially all of the assets of Pivot; (iii) a reorganization, recapitalization, or liquidation of Pivot except in such circumstances as Pivot is insolvent and its directors determine in good faith to file for release under the U.S. Bankruptcy Code; and/or (iv) any charter or bylaw amendment creating any new class of securities of Pivot or otherwise affecting the rights of any class of security currently in effect.
1.5 Non-Transferability. (a) Until such time as the Option lapses if it is not exercised or, if exercised, the termination of the Merger Agreement, each Stockholder agrees, except as set forth in (b) below, he will not sell, transfer, pledge, assign or otherwise encumber or dispose of, enter into any contract, option or other agreement with respect to, the sale, transfer, pledge, assignment or other encumbrance or disposition of any shares of Pivot Common Stock now owned or hereafter acquired beneficially or of record by such Stockholder.

(b) Notwithstanding anything contained in (a) above, a Stockholder may transfer shares of Pivot Common Stock to a Permitted Transferee, as defined below, provided such Permitted Transferee enters into an agreement with MTM, in form reasonably acceptable to MTM, providing among other things, that the Permitted Transferee will (i) comply with the terms of Sections 1.4, Section 1.5 and applicable provisions of Article V; (ii), make the representations set forth in Article III hereof as at the date of the transfer; and (iii) acknowledge and agree to MTM's tag along rights as set forth in Article IX hereof, and MTM's right to indemnification hereunder as if the Permitted Transferee was the Stockholder who was the initial holder of the shares of Pivot Common Stock transferred to the Permitted Transferee. A Permitted Transferee is a person receiving shares of Pivot Common Stock as a direct result of a transfer (w) from a Stockholder or Permitted Transferee to any member of his Family, as defined below; (x) from a member of the Family of a Stockholder to another member of the Family of that Stockholder or to that Stockholder (including but not limited to transfers among trusts complying herewith); (y) to the personal representative of a Stockholder or Permitted Transferee hereunder who is deceased or adjudicated incompetent; and (z) by the personal representative of a Stockholder or Permitted Transferee who is deceased or adjudicated incompetent to any member of said Stockholder's or Permitted Transferee's Family.
 Any Shares transferred pursuant to this subparagraph (b) and the Permitted Transferee shall continue to be subject thereafter to this Agreement to the extent applicable. Family shall mean a spouse or descendant, ancestor or sibling (in all cases lineal or adopted) of a Stockholder, or a spouse of a descendant or ancestor or sibling of a Stockholder, or a trustee of a trust or custodian of a custodianship primarily for the benefit of one or more of the foregoing and/or such Stockholder.
1.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Snow Becker Krauss P.C., 605 Third Avenue, New York, New York, at 10:00 a.m., local time, on a date to be selected by the parties, which shall be no later than the earlier of May 7, 1998 (unless extended by the parties hereto) and the second business day after the day on which the last of the conditions set forth in this Agreement (other than any such conditions which, by their terms, are not capable of being satisfied until the Closing Date) is satisfied or, where permissible, waived, unless another place, date or time is agreed to by MTM and Pivot (the date on which the Closing takes place being referred to herein as the "Closing Date").

                           ARTICLE II
        REPRESENTATIONS AND WARRANTIES OF PIVOT AND STOCKHOLDERS


      Pivot and Stockholders jointly and severally, hereby represent and warrant as follows, provided, however, that all representations of a Stockholder set forth below are based on the actual knowledge of such Stockholder, without duty of inquiry, regardless of whether the specific representation contains such limitation:

2.1 Organization and Qualification. Pivot is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware; has full corporate power and authority to carry on its business, and to own or lease its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated, and to enter into this Agreement, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement. Schedule 2.1 sets forth all the jurisdictions in which Pivot does business. Pivot is qualified or licensed to do business as a foreign corporation in all jurisdictions where the failure to so qualify would have a material adverse effect on Pivot. No proceedings for the bankruptcy or insolvency of Pivot are pending or, to the best of their knowledge, are contemplated.
2.2 Authorization and Validity of Agreement; Valid Issuance of Shares.

(a) The execution and delivery by Pivot of this Agreement, the Option and the consummation of the transactions contemplated by this Agreement, as well as the performance of its obligations under this Agreement, have been duly and validly authorized by all necessary corporate action on the part of Pivot, including, but not limited to approval of Pivot's Board of Directors and stockholders. This Agreement has been duly executed and delivered by Pivot and constitutes the legal, valid and binding obligation of Pivot, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors. No consent, approval, or authorization of, notice to, or declaration, filing or registration with, any governmental body is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated by this Agreement, the failure of which to obtain would have a material adverse affect on MTM or Pivot.
         (b) The Shares when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided herein, will be duly and validly issued, fully paid and nonassessable.
     2.3 Capitalization; Ownership. The authorized, issued and outstanding capital stock of Pivot is set forth on Schedule 2.3 and all of the issued and outstanding stock are owned by the persons set forth on Schedule 2.3 and except as set forth on said Schedule, are free and clear of all liens, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or agreement, or any other restriction or encumbrance of any nature whatsoever except as imposed by law, including the securities laws of the United States and any individual state, and no third person holds any proxy or similar right with respect thereto. Pivot and the Stockholders acknowledge and agree that by making the aforementioned representation, they jointly and severally represent that David Ayers does not own, beneficially or of record, any shares of Pivot Common Stock or is entitled to be compensated for foregoing any rights thereto. Except as set forth on Schedule 2.3, Pivot has no subsidiaries and does not own, directly or indirectly, shares or other securities in any other corporation, or any interest in any partnership, joint venture or other business entity.
      2.4     Reports and Financial Statements; No Undisclosed
Liabilities.

           (a) The unaudited balance sheet of Pivot as at December 31, 1997 and March 31, 1998 and the applicable unaudited statements of income and retained earnings, and statements of cash flows of Pivot for the twelve (12) and three (3) month periods then ended, respectively, and any statements of operations for such periods and the related notes thereto, receipt of which is acknowledged by MTM (collectively, the "Financial Statements"), present fairly in all material respects the financial position, results of operations and retained earnings, results of operations and cash flows of Pivot, as at such date and for such period.
          (b) Except as set forth on the Financial Statements, as of March 31, 1998 (the "Cut-Off Date"), (A) Pivot did not have any claims, liabilities or obligations of any material nature, known or unknown, fixed or contingent, matured or unmatured, liquidated or unliquidated, which were not shown or otherwise provided for in the Financial Statements and (B) all reserves (if any) established by Pivot and set forth in the Financial Statements are adequate, appropriate and reasonable.
          (c) Except as described in Schedule 2.4, since the Cut-Off Date there has been no:
               (i) Material and adverse change in the business, properties, assets or liabilities, operations or financial condition of Pivot, nor has any event occurred or been threatened, which may reasonably be expected to have a material and adverse effect on the assets or the business of Pivot;
               (ii) Sale, transfer or other disposition of any material assets owned or used by Pivot in the operation of the business (whether or not capitalized or expensed for tax or financial statement purposes), except of inventory in the ordinary course of business;
               (iii)   Cancellation or notice of cancellation,
or surrender of any policy of insurance (which has not been cured by payment of premium, procurement of an equivalent policy, or otherwise) relating to or affecting the assets or the business of Pivot;

               (iv) Waiver of any right of material value or any cancellation of any indebtedness due to Pivot which may have a material adverse effect on its assets or business;
                (v) Claim, obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due, matured or unmatured, liquidated or unliquidated) incurred by Pivot other than claims, obligations or liabilities (X) incurred in the ordinary course of business and consistent with past practice or (Y) not in excess of $7,500 in the aggregate;
                (vi) Payment, discharge or satisfaction of any claim, lien, obligation, encumbrance or liability by Pivot (whether absolute, accrued, contingent or otherwise and whether due or to become due, matured or unmatured, liquidated or unliquidated), other than claims, liens, encumbrances or liabilities (A) which are reflected or reserved against in the Financial Statements or (B) which were incurred and paid, discharged or satisfied since such date, in the ordinary course of business and consistent with past practice;
               (vii) Material default by Pivot on any claim, liability or obligation;

               (viii) Write-down of the value of any inventory of Pivot, or write-off as uncollectible of any notes or Accounts
Receivable, as defined in Section 2.13 hereof, or any portion thereof of Pivot in excess of the amount reserved therefor on Pivot's books and records;
                 (ix) Prepayments, advances or other deposits, made by customers of the business, other than MTM, with respect to products or services contracted for but not provided as of the Closing Date or any other unearned income;
                  (x)     Damage, destruction or loss of physical
property (whether or not covered by insurance) which may have a material and adverse effect on Pivot's assets or business;
(xi) Dividend declared, paid or set aside for payment or other distribution on Pivot's capital stock;

                (xii)   Increase in the compensation of any of
Pivot's officers or employees, or loans made by Pivot to any of its stockholders, directors, officers or employees, provided, however, the parties hereto acknowledge and agree that Pivot will enter into the Employment Agreements, as defined in Section 7.7 hereof, the terms of which may increase the compensation payable prior to the entering into thereof;
               (xiii) Material transaction not in the ordinary course of business; or
                (xiv)   Agreement or commitment, whether or not
in writing, to do any of the aforementioned.
           (d) At Closing, Pivot's Deficit Net Worth, as determined in accordance with generally accepted accounting principles
("GAAP"), shall not exceed $484,870.

      2.5 No Violation or Breach. The execution and delivery of this Agreement, the fulfillment of the terms and conditions herein set forth and the consummation of the transactions herein contemplated and the Merger (if any), will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Pivot, as in effect on the date hereof; or (ii) except as set forth in Schedule 2.5, violate, result in a breach of, conflict with, or (with or without notice or the lapse of time or both) entitle any party to terminate, cancel, accelerate or call a default under the terms, conditions or provisions of any agreement, contract, instrument, lease, license, note, bond, mortgage, indenture or other obligation to which Pivot is a party or by which it or any of its assets may be bound, or (iii) violate, result in a breach of, or conflict with any statute, rule, regulation, order, judgment or decree applicable to Pivot or any of its assets.
Except as set forth on Schedule 2.5, no consent of any party to any agreement, contract, instrument, lease, license, note, bond, mortgage, indenture or other obligation to which Pivot is a party, or by which it or any of its assets is subject, is required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the continuation thereof after MTM's acquisition of the Shares or the Merger (if any) without MTM or Merger Sub becoming obligated to make payments greater than would have been required in the event the acquisition and/or Merger was not consummated.
    2.6 Litigation. Except as set forth in Schedule 2.6 to this Agreement, there are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending, or to their knowledge threatened against, involving or affecting Pivot, its assets or its business, or which relates to any product alleged to have been assembled, produced, distributed or sold by Pivot and alleged to have been defective or improperly designed, assembled or produced, and they do not have knowledge of any state of facts or of the occurrence of any event which is likely to form the basis of any thereof. There are no outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting
Pivot, its assets or business, other than decrees of general applicability. Pivot will not expend its funds to bring any action against or defend any action with David Ayers arising out of the matter set forth in Section 2.6 hereof ("Ayers Matter"), such expenses to be borne solely by Stockholders.
     2.7 Compliance with Law. Pivot has conducted its business in material compliance with all applicable Federal, state and local laws, rules, regulations and orders (collectively, "Laws"), including without limitation, all Laws relating to (i) the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of toxic or hazardous substances and all laws and regulations with regard to record keeping, notification and reporting requirements with respect thereto, and (ii) occupational health and safety standards
("OSHA").

     2.8 Proprietary Information of Third Parties. To the best of Pivot's and Stockholders' knowledge, no third party has claimed or has reason to claim that any person employed by Pivot has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from Pivot which suggests that such a claim might be contemplated. To the best of Pivot's and Stockholders' knowledge, no person employed by or retained by Pivot has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the best of Pivot's and the Stockholders' knowledge, no person employed or retained as a consultant by Pivot has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of Pivot, and Pivot has no reason to believe there will be any such violation.
    2.9 Intellectual Property. (a) Pivot owns, or is licensed or otherwise possesses valid rights to use all patents that are used in the business of Pivot as currently conducted. Pivot owns or is licensed or otherwise possesses valid rights to use (i) all copyrights, and any applications therefor, technology, know-how, computer software programs, development tools or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the business of Pivot as currently conducted by Pivot and (ii) all trademarks, trade names and service marks and any applications therefor, in either case which are material to the business of Pivot as currently conducted (all of the foregoing, including the patents, are collectively referred to as the "Pivot Intellectual Property Rights").

         (b) Schedule 2.9(b) sets forth a complete list of all patents, registered and material unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Pivot Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Pivot Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.
Schedule 2.9(b) sets forth a complete list of all material licenses, sublicenses and other agreements to which Pivot is a party and pursuant to which Pivot or any other person is authorized to use any Pivot Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")) or trade secret of Pivot (and, specifically designating the agreements pursuant to which any party is granted a source code license by Pivot), and includes the identity of all parties thereto. The execution and delivery of this Agreement by Pivot, and the consummation of the transactions contemplated hereby, will neither cause Pivot to be in violation or default under any such license, sublicense or agreement, entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement nor cause the release of the source code form of any item of Pivot Intellectual Property Rights to any third party.
         (c) Except as set forth in Schedule 2.9(c), there are no outstanding options, licenses or agreements of any kind relating to any Pivot Intellectual Property Rights held by any third party (other than End-User Licenses), nor is Pivot bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trade secrets, know-how, processes, trademarks, service marks, trade names, copyrights, licenses, information, proprietary rights or other rights of any other person or entity.

        (d)     Except with respect to the persons set forth in
Schedule 2.9(d) to the extent specifically set forth therein, each item of such Pivot Intellectual Property Rights has been created, conceived of, reduced to practice or developed by employees or contractors of Pivot who have assigned their rights in such Pivot Intellectual Property Rights to Pivot. Pivot owns, leases or licenses all assets used in connection with its business and none of its employees or affiliates of employees has any proprietary right in connection therewith.

         (e)     Except with respect to the persons set forth in
Schedule 2.9(e) to the extent specifically set forth therein, Pivot has taken what it believes to be reasonable actions to protect the confidentiality of the confidential Pivot Intellectual Property Rights and the enforceability of any trade secrets with respect thereto, including without limitation and as appropriate in each instance, the acquisition of written non disclosure agreements from Pivot employees and those parties to whom Pivot has made an authorized disclosure and who would not otherwise have a common law or other legal duty or obligation of non-disclosure. In addition, Pivot has taken steps reasonably calculated to protect the confidentiality of other Pivot Intellectual Property Rights owned by Pivot which are not generally available to the public or customers of Pivot. Except as disclosed in Schedule 2.9(e), each employee of and consultant to Pivot has executed a proprietary information and inventions agreement and a nondisclosure agreement substantially in Pivot's standard form. Except as disclosed on
Schedule 2.9(e) to the best of Pivot's and Stockholders' knowledge, no party that has signed a proprietary information and inventions agreement or nondisclosure agreement is in violation of the confidentiality provisions of that agreement.

           (f) Schedule 2.9(f) identifies each license, sublicense, agreement, permission and right to use granted by a third party to Pivot of any Pivot Intellectual Property Rights, other than end-user licenses related to "off the shelf" commercial, business or engineering application software products not incorporated in any way in any product licensed, sold, developed or being developed by
or for Pivot ("Third Party Licenses").   Pivot has provided MTM
with copies of all Third Party Licenses.   Except as disclosed on
Schedule 2.9(f), Pivot is not contractually liable, nor has it made any contract or arrangement whereby it may become liable, to any person for any royalty or other consideration for the use of any Pivot Intellectual Property Rights.
          (g) All computer software included in Pivot Intellectual Property Rights is year 2000 compliant (that is, (i) it is capable, to the extent called for, of correctly processing, providing and receiving data within and between the 20th and 21st centuries (including accounting for all required leap year calculations) and
(ii) all date fields therein use four (4) digit year fields) to the extent non-compliance would have a material adverse effect on Pivot.

          (h)  No claims with respect to Pivot Intellectual
Property Rights have been asserted to Pivot or are, to Pivot's knowledge, threatened by any person, nor, to Pivot's knowledge, are there any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of Pivot infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right, (ii) against the use by Pivot of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Pivot's business as currently conducted, or (iii) challenging the ownership by Pivot, validity or effectiveness of any of Pivot Intellectual Property
Rights. All registered trademarks, service marks and copyrights held by Pivot are valid and subsisting. To Pivot's knowledge, the business of Pivot as currently conducted has not and does not infringe on any proprietary right of any third party. To Pivot's knowledge, there is no unauthorized use, infringement or misappropriation of any of Pivot Intellectual Property Rights by any third party, including any employee or former employee of Pivot. No Pivot Intellectual Property Right or product of Pivot or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Pivot.
          (i) To the best of Pivot's and Stockholders' knowledge, except as set forth in Schedule 2.9(i) and except for the Stockholders, no employee, agent or representative of Pivot have in his/its possession confidential information of a nature which would allow such person or persons to duplicate Pivot's products and/or technology. For purposes of this subsection,"confidential information" shall mean information generally unavailable to the public that has been created, discovered, developed or otherwise become known to Pivot or in which property rights have been assigned or otherwise conveyed to Pivot, which information has material economic value or potential material economic value to the business in which Pivot is or will be engaged.
          2.10 Tangible Property. Schedule 2.10 sets forth a true and complete list of all the tangible personal property of Pivot
("Personal Property"), including a description of each item, whether it is owned or leased and the serial number, if any. Each item of Personal Property is in good working condition and repair, ordinary wear and tear excepted, none of such items has any material defects or is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs which are not material in nature or cost, and all of the items listed are adequate for the uses to which they are being put. All Personal Property is located on Pivot's premises.

          2.11 Inventories. Schedule 2.11 contains a true and complete list of all the inventories owned by Pivot at the date first written above showing Pivot's standard carrying value of each item.
 Such inventories consist of items of a quality and quantity which are usable or saleable, for the purpose acquired, in the ordinary course of Pivot's business as of the date hereof. Since the date first written above, the inventories of Pivot have been maintained at a level consistent with the operation of the business of Pivot in its normal course, and no change has occurred in such inventories which materially and adversely affects or will materially and adversely affect their usability or saleability.
Orders for inventory items have not been given for amounts materially in excess of the amounts necessary to maintain the inventories of Pivot at normal levels based upon past practice.
All inventories are located on Pivot's premises.
          2.12 Accounts Receivable. To the best knowledge of Pivot, accounts receivable and trade receivables (collectively defined as the "Accounts Receivable") of Pivot reflected in the Financial Statements as at March 31, 1998, and the Accounts Receivable created by Pivot since such date are valid, bona-fide subsisting claims for the aggregate amounts thereof reflected in the Financial Statements as at March 31, 1998 net of the reserves or allowances for doubtful receivables reflected in such Financial Statement or thereafter in Pivot's books and records uniformly maintained in accordance with the financial statements, accounted for in accordance with GAAP, and Pivot knows of no reason as of the Closing Date that would make such Accounts Receivable, taken as a whole, not collectible, subject to the aforementioned allowance for doubtful receivables.. This representation is in no manner a representation as to the amount of Accounts Receivable which will ultimately be collected.
          2.13 Leases. Schedule 2.13 sets forth a true and complete list of all real property leases and personal property leases (collectively the "Leases") to which Pivot is a party. Pivot enjoys peaceful and undisturbed possession under all such Leases.
 True and correct copies of the Leases have heretofore been furnished to MTM. No notice of default or claim under any Lease, or to the best of Pivot's and Stockholders' knowledge, no indication of any material default or claim has occurred or desire not to renew any Lease, has been received by Pivot, and Pivot has performed in all material respects, all obligations required to be performed by it to date under the Leases.

          2.14 Contracts. Schedule 2.14 contains a true and complete list and description of all contracts, agreements, instruments, commitments, understandings and arrangements to which Pivot is a party or by which it or its properties or assets were bound, as at the date hereof (other than contracts, agreements, instruments and commitments set forth on any other Schedule to this Agreement) and the terms thereof, including contracts, agreements, instruments, commitments, understandings and arrangements relating to:
          (i) the acquisition of services, materials, equipment, inventory, supplies or other personal property involving more than $7,500 over the remaining term, not terminable within thirty days or less without obligation on the part of Pivot;
          (ii) the sale of products or services in excess of $5,000 over the remaining term;
          (iii) distribution, dealer, agency, or financing agreements or arrangements (including without limitation, letters of credit) not terminable within thirty days or less without obligation on the part of Pivot;
          (iv) employment agreements not terminable within thirty days or less without the payment of severance;
          (v) the sale of personal property (other than in the ordinary course of business);
          (vi)    purchase of inventory on consignment;
          (vii) non-competition, confidential information or similar agreements; or
          (viii) other contracts, agreements, commitments or understandings which materially affect the business, properties or assets of Pivot or which were entered into other than in the ordinary and usual course of business.

      2.15 Accounts Payable. Schedule 2.15 to this Agreement sets forth a true, correct and complete list of all accounts payable of Pivot at the date first written above, including amounts payable to trade creditors (the "Trade Creditors") and other short-term liabilities commonly identified as accounts payable, which are, to the best of their knowledge, bona fide, valid and binding obligations of Pivot incurred in the ordinary course of business on an arms-length basis. Schedule 2.15 indicates the dates upon which payment to each of the items listed therein is due.
     2.16 Binding Nature of Contracts; No Breach. Each of the agreements, contracts, instruments, leases and licenses listed on any Schedule hereto is in full force and effect and is the legal, valid and binding obligation of Pivot and to Pivot's knowledge, the other parties thereto and is enforceable as to them in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors. Pivot has not given or received notice of, and Pivot and the Stockholders do not know that there exists, any material default or event of default under any such agreement, contract, instrument, lease or license, or any event or condition which with or without notice or lapse of time or both would constitute an event of default under any such agreement, contract, instrument, lease or license by Pivot or by any other party thereto. Each supply, distribution, agency or other arrangement or understanding of Pivot, all of which are listed on Schedule 2.14 is a valid and continuing arrangement or understanding and will continue after the Closing and any Merger. Neither Pivot nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding.

     2.17 Title to Assets; Liens. Pivot has good and marketable title to all of its assets (except real and other properties and assets held pursuant to leases or licenses described in the Schedules to this Agreement), free and clear of all liens, except such liens as are specified in Schedule 2.17. Following the Closing, Pivot will continue to have good and marketable title to all such assets (except real and other properties and assets held pursuant to leases or licenses described in the Schedules to this Agreement), free and clear of all Liens, except as provided in
Schedule 2.17. If the Merger was to occur at Closing, Merger Sub would succeed to Pivot's title free of any additional Liens.

     2.18 Taxes. Except as set forth on Schedule 2.18, to the knowledge of Pivot (i) there has been duly filed by or on behalf of Pivot and each of its subsidiaries (and each of their respective predecessors, if any), or filing extensions from the appropriate Federal, state, foreign and local Governmental Entities have been obtained with respect to, all material Federal, state, foreign and local tax returns and reports required to be filed on or prior to the date hereof, (ii) payment in full or adequate provision for the payment of all taxes required to be paid in respect of the periods covered by such tax returns and reports has been made (except in respect of state, local and foreign taxes which are in the aggregate immaterial in amount) and (iii) a reserve which Pivot reasonably believes to be adequate has been set up for the payment of all such taxes anticipated to be payable in respect of periods through the date hereof. To Pivot's knowledge, none of the Federal income tax returns required to be filed by or on behalf of Pivot are currently under examination by the Internal Revenue Service ("IRS"). There have not been any deficiencies or assessments asserted in writing by the IRS with respect to any such returns. Except as set forth on Schedule 2.18, Pivot has not, with regard to any assets or property held, acquired or to be acquired by Pivot, filed a consent pursuant to Section 341 (f) of the Code or any predecessor statute. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. Without limiting the above portion of this representation, Pivot has not made any payments and is not required to pay sales and use taxes in any jurisdiction and it has not received any claim or notice, and neither Pivot nor the Stockholders have any knowledge that Pivot has not paid all required sales and use taxes.
     2.19 Permits. All of the governmental permits, business licenses and approvals held by Pivot are listed on Schedule 2.19 and are in full force and effect as of the date hereof, except to the extent the failure to so maintain such Permits would not have a material adverse affect on Pivot's business, and constitute all of the governmental permits, business licenses and approvals required for the conduct of its business in the manner currently conducted. No material violations are or have been recorded in respect of any such existing permits, business licenses or approvals and remain uncorrected as of the date hereof, no proceeding is pending or to Pivot's knowledge threatened looking toward the revocation or limitation of any such existing permits, business licenses or approvals, and there are no violations of any laws, rules, regulations, orders or ordinances applicable to the business conducted by Pivot with respect to its assets or the assets and properties used in the operation of that business (including reporting requirement of any Federal or state agency) which would materially and adversely affect its assets or business.

     2.20    Insurance.  The insurance policies listed on Schedule
2.20 constitute all insurance policies currently maintained by Pivot. Such policies are in full force and effect. Without limiting the foregoing, Pivot has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Pivot has previously delivered to MTM true and complete copies of each insurance policy listed on Schedule 2.20.

     2.21 Loans and Advances. Except for amounts due to Bessemer Venture Partners IV, L.P. and Bessec Ventures IV, L.P., which loans and advances will be deemed satisfied in full by payment of the consideration set forth in Section 5.7 hereof in connection with the Bessemer Redemption, Pivot does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances. Schedule 2.21 sets forth a complete schedule of all amounts Pivot owes its stockholders in connection with loans made by such person(s) to Pivot, other than debt to be canceled in the Bessemer Redemption.
     2.22 Brokers. Pivot has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.
     2.23 Transactions with Affiliates. Other than those transactions and arrangements set forth on Schedule 2.23, no director, officer, employee or stockholder of Pivot, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with Pivot, including any contract, agreement, or other arrangement providing for the employment of, furnishing of services by, rental or personal property from or otherwise requiring payments to any such person or firm. The parties hereto acknowledge and agree that the Stockholder property listed on
Schedule 2.23 may continue to be used by Pivot, and the surviving corporation if the Merger is consummated, free of cost, for such time as Pivot and its successors shall determine in their sole discretion, subject however to the right of a Shareholder to demand the return of his property so listed on Schedule 2.23, at his expense, upon the end of the initial three and one-half (3-1/2) term of his Employment Agreement. At such time as Pivot or its successors do not elect to use such property, the respective owner of such property may either direct Pivot to deliver such property at Pivot's expense, to the owner, or abandon such property in which event Pivot or its successor shall be responsible for the disposal thereof.

     2.24 Assumptions, Guaranties, etc. of Indebtedness. Pivot has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in a debtor, or otherwise to assure a creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

     2.25 Employees. Schedule 2.25 sets forth the names of all employees of Pivot, their titles, dates of hire, current compensation and other benefits to which they are entitled. Except as set forth on Schedule 2.25, since the Cut-Off Date, Pivot has not granted nor has it become obligated to grant any increases in the wages or salary or paid or become obligated to pay any bonus or made or become obligated to make any similar payment to, or granted any benefit, promotion or change in working conditions to or on behalf of, any employee listed on Schedule 2.25 (each, an "Employee"). Pivot has not directly or indirectly paid or become obligated to pay any severance or termination pay to any Employee or any other person. Except as set forth on Schedule 2.25, Pivot does not have in effect with any Employee or other person an employment contract or other arrangement relating to the length or terms and conditions of such Employee's or other person's employment, and other commitments imposed by applicable law. Further, except as set forth on Schedule 2.25, Pivot does not have in effect any agreements, commitments, arrangements, policies or practices relating to bonuses, vacations, vacation pay, pensions, profit sharing, retirement, stock options, stock purchases, employee expense reimbursements, employee discounts or other benefits affecting any of its employees. Pivot does not maintain any "employee pension benefit plan" as that term is defined in
Section 3(2) of the Employee Retirement Income Security Act of
1974, as amended ("ERISA"); and none of Pivot's employees are participants in a "multi-employer plan" as defined in Sections
3(37) or 4001(a)(3) of ERISA. Pivot is not a party to any collective bargaining agreement with any union representing its employees, and there are no strikes, union representation contests, National Labor Relations Board proceedings or any labor disputes, litigation or proceedings of any kind pending, or to their knowledge, threatened against Pivot. Pivot is not aware that any officer or employee of Pivot intends to terminate his or her employment with Pivot, nor does Pivot have any present intention to terminate the employment of any of its officers or employees.
     2.26    Customers and Suppliers.  Attached hereto as Schedule
2.26 is a list of Pivot's top 10 suppliers and customers and the percentage of gross revenues attributable to each with respect to customers and percentage of goods supplied by vendors with respect to suppliers. To the best of Pivot's and Stockholders' knowledge, the consummation of this Agreement or the Merger, if consummated, would not have an adverse effect on Pivot/Merger Sub continuing to do business with such customers and suppliers. Notwithstanding the foregoing, neither Pivot nor any Stockholder represents or warrants that any customer or supplier will continue to do business with Pivot or Merger Sub after the consummation of this Agreement or the Merger.
     2.27 Backlog. Schedule 2.27 sets forth the Seller's backlog of orders ("Backlog"). As at the date hereof, the Backlog, based on the amount of the customer orders with respect thereto, total approximately $0.00. The parties hereto acknowledge that Backlog does not include ongoing services to be performed under Pivot's contracts with Hubbell and Duane Reade. As at the Closing, the amount of the Backlog shall not be substantially below that set forth above.

     2.28 All Documentation has Been Furnished or Made Available to MTM. Pivot has previously furnished to, or made available for inspection by, MTM and its representatives, if requested by MTM, true and complete copies of all contracts, agreements, instruments, commitments, licenses and leases referred to in this Agreement or the Schedules hereto. No material documents relating to the business of Pivot have been removed, destroyed or withheld from inspection by MTM.
     2.29 Full Disclosure. No representation or warranty made by Pivot in this Agreement or in writing pursuant to this Agreement, including without limitation, the Schedules or any other documents, certificates or written statements, delivered or to be delivered to MTM in connection herewith, contains, or will contain, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein and therein not misleading, and all copies of the documents delivered hereunder are true and complete copies. There is no fact known to

Pivot which materially and adversely affects or may (so far as Pivot can now foresee) materially and adversely affect the business, operations or condition (financial or otherwise) of Pivot, which has not been set forth in this Agreement or in the Schedules, or the other documents, certificates and statements furnished to MTM by or on behalf of Pivot prior to or on the date hereof in connection with the transactions contemplated hereby.
2.30 Board Size. Prior to the Closing, the Board of Directors of Pivot consists of three (3) members listed on Schedule 2.30. Pivot's By-Laws provide that the number of Directors may be increased, from time to time, as provided in such By-Laws.

                            ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

Each Stockholder represents and warrants to MTM as follows:
         3.1 Binding Obligation. This Agreement constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms.

         3.2 No Violation. The execution and delivery of this Agreement, the performance of his obligations hereunder, and the consummation of the transactions contemplated by this Agreement will not (a) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which he is a party or by which his property is bound or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental body applicable to him.

                             ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF MTM

         MTM  represents and warrants as follows:

     4.1 Organization and Standing. MTM is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.
     4.2 Corporate Power. MTM has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement.
     4.3 Authorization; Binding Effect. The execution and delivery by MTM of this Agreement, and the consummation by MTM of the transactions contemplated by this Agreement and the performance by MTM of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of MTM. This Agreement has been duly executed and delivered by MTM and constitutes a legal, valid and binding obligation of MTM, enforceable against it in accordance with its terms.
     4.4     Capitalization.

            (a) The authorized capital stock of MTM consists of 10,000,000 shares of Common Stock, $.001 par value per share and 1,400,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), of which 1,400,000 shares of the Preferred Stock are designated "Convertible Preferred Stock, Series A", all of which are held as treasury shares (the "Series A Stock"). As of the date hereof, the issued and outstanding capital stock of MTM consists of (i) 4,450,374 shares of Common Stock, (ii) 600,000 shares of Common Stock reserved for issuance upon exercise of all
options granted under MTM's stock option plans.   All such shares
of MTM are duly authorized, those shares described in clause (i) above are validly issued, fully paid and non-assessable, and those shares described in clause (ii) above, when so issued, will be validly issued, fully paid and non-assessable.

           (b) Except as set forth in Section 4.4(a) and Schedule 4.4, MTM does not have outstanding any capital stock or securities convertible into or exchangeable for any shares of capital stock, and there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which MTM is a party or otherwise obligating MTM to issue or sell, entitling any person to acquire from MTM, and MTM is not a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of its capital stock or securities convertible into or exchangeable for any of its capital stock.
          (c) Except as contemplated by this Agreement or as set forth on Schedule 4.4 hereof, MTM has not granted any registration rights with respect to any shares of its capital stock to any third party.
          4.5 Authority to Conduct Business. MTM has all requisite corporate power and authority necessary or advisable to own or hold its properties and conduct its business and holds all material licenses, permits and other required authorizations and approvals from governmental authorities and has made all material registrations and given all notifications required under federal, state or local law that are necessary or advisable for the conduct of its business.

          4.6 No Violation. The execution, delivery and performance of this Agreement will not (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien or encumbrance on or against any of the properties of MTM or any of its subsidiaries pursuant to any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which MTM or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (ii) violate any statute, law, rule, regulation, writ, injunction, judgement, order or decree of any governmental authority, binding on MTM or any of its subsidiaries or any of their properties or assets, or (iii) result in or give rise (whether upon demand by the holder of any such securities or by the terms of any such security) to the issuance of any additional capital stock of MTM or accelerate or alter the conversion rights of any holder of any securities exercisable into or convertible for shares of capital stock of MTM.

          4.7 Litigation. Other than as set forth in MTM's Form 10-K dated March 31,1997, the 8-K's or 10-Q's filed subsequent thereto and as set forth in Schedule 4.7, there is no pending or threatened legal or governmental claim, action or proceedings against or relating to MTM which could, individually or in the aggregate, have a material adverse effect on MTM.

          4.8 Full Disclosure. No representation or warranty made by MTM in this Agreement or in writing pursuant to this Agreement, including without limitation, the Schedules or any other documents, certificates or written statements, delivered or to be delivered by MTM in connection herewith, contains, or will contain, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein and therein not misleading, and all copies of the documents delivered hereunder are true and complete copies. There is no fact known to MTM which materially and adversely affects or may (so far as MTM can now foresee) materially and adversely affect the business, operations or condition (financial or otherwise) of MTM, which has not been set forth in this Agreement or in the Schedules, or the other documents, certificates and statements furnished to Pivot by or on behalf of MTM prior to or on the date hereof in connection with the transactions contemplated hereby.

          4.9 SEC Filings. MTM has made available to Pivot for inspection a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by MTM with the SEC since April 1, 1996 and prior to the date of this Agreement (the "SEC Documents"), which are all the documents (other than preliminary material) that MTM was required to file with the SEC since such date. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained as of the date of its filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

          4.10 Conduct of Business. Since March 1, 1998, (i) except as set forth on Schedule 4.10 hereof, MTM and its subsidiaries have conducted their respective businesses, operations and affairs in the ordinary course of business consistent with past practice; and
(ii) there have not been changes, conditions or events that, in the aggregate, have had or could reasonably be expected to have a material adverse effect.

          4.11 Cash Availability. MTM has and will use its best efforts to maintain sufficient liquid cash reserves in order to make the deferred purchase price payments referred to in Section 1.1 hereof.
 At the date hereof and as at the Closing, MTM has and would have sufficient liquid cash reserves to pay the entire purchase price hereunder and the cash portion of the Merger Consideration, as defined in the Merger Agreement without materially adversely affecting MTM's ability to conduct its business as presently being conducted.

                                ARTICLE V
                   COVENANTS OF STOCKHOLDERS AND PIVOT

          5.1 Third Party Consents. Pivot will obtain and deliver to MTM all written consents of third parties as specified on the Schedules in connection with MTM's purchase of the Shares and Option, in order to enable MTM to obtain the benefits intended to be conferred by this Agreement.

          5.2 Access, Inspection and Consultation. Pivot will allow MTM and its representatives full access to the books, records and properties of Pivot and furnish such information concerning Pivot as MTM may request from time to time through the earlier of (i) the termination of this Agreement if the Closing is not consummated and
(ii) the effective date of the Merger or the termination of the Merger Agreement. MTM and its representatives may take copies and extracts from Pivot's books and records , discuss the affairs, finances, and accounts of Pivot with Pivot's officers, employees and public accountants (and Pivot hereby authorizes said accountants to discuss with MTM and such designees such affairs, finances and accounts), and consult with the management of Pivot as to Pivot's affairs, finances, and accounts, all at reasonable times and upon reasonable notice, it being agreed that reasonable notice shall be no less than 48 hours notice. Pivot may condition such access to those persons who (i) are not affiliated with any person who competes with any business that Pivot is in or contemplating;
and (ii) execute a reasonable and customary form of non-disclosure agreement.

          5.3 Notice of Events or Changes. Pivot shall promptly notify MTM of any event, occurrence or transaction which would have been required to have been disclosed on any Schedule to this Agreement, had such event, occurrence or transaction existed on the Closing
Date, including, without limitation, any actions, claims, or legal, administrative or arbitration proceedings, or investigations, threatened or commenced, which, if pending on the Closing Date, would have been required to be described in any Schedule hereto, or which otherwise relate to or affect its business or assets in any material respect, if such event, occurrence or transaction may have a material adverse effect on the assets or business of Pivot. Pivot shall use its best efforts to defend against any such actions, claims, proceedings or investigations.

          5.4 Not Amend Employment Agreements. Until such time as the Option lapses or if MTM exercises its Option, until such time, if ever, as the Merger Agreement is terminated, Pivot will not amend, modify or otherwise change the terms of any Employment Agreement, as hereinafter defined, without the consent of MTM, which consent shall be in the sole discretion of MTM.

          5.5 Appointment of MTM Designee as a Director. From the Closing Date through the date MTM owns less than the number of shares of Pivot acquired pursuant to Section 1.1 hereof, as adjusted for any reverse stock split or recapitalization of Pivot, MTM shall be entitled to designate one (1) individual to sit on Pivot's Board of Directors and the Stockholders agree to cast their votes in favor of such designee.

          5.6     Conduct of Business.
                  (a) Pivot agrees that until the Closing, unless it has received the prior written consent of MTM or except as set forth in
Schedule 5.6 hereof, it will:
              (i) Operate its business in the usual, regular and ordinary course consistent with reasonable business practice;
             (ii) Use all reasonable efforts as to events within Pivot's control to prevent the occurrence of any change or event which would prevent any of the representations and warranties of Pivot contained herein from being true at and as of the Closing

Date with the same effect as though such representations and warranties had been made at and as of the Closing Date;

          (iii)   Use its best efforts to preserve its
present relationship with suppliers, customers and others having business dealings with it;
          (iv) To the extent it has sufficient funds, pay and discharge all costs and expenses of carrying on its business consistent with past business practices;
          (v) Not enter into any purchase order in excess of $5,000, except in the ordinary course of business consistent with past practice;
          (vi) Not create or suffer any liens upon any of its assets (other than Liens set forth in the Schedules);
          (vii)   Maintain books, accounts and records in
the usual, regular, true and ordinary manner;
          (viii) Incur any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with the past needs of Pivot;
          (ix) Not cancel or compromise any material debt or claim, other than in the ordinary course of business consistent with past practice;
          (x) Not waive or release any rights of material value with respect to its assets, except in the ordinary course of business consistent with past practice;
          (xi) Not modify or change in any material respect or terminate any existing license, lease, contract or other document required to be listed on the Schedules to this Agreement other than in the ordinary course of business consistent with past practice;
          (xii)   Make any loans or extensions of credit,
except to trade purchasers in the ordinary course of business consistent with past practice;

          (xiii) Not increase the compensation (including wages and benefits described in Schedule 2.25) of any Employee or make any representation or commitment to do so, except for the consummation of the Employment Agreements which become effective upon the Closing;

          (xiv) Not declare, pay or set aside for payment any dividend or other distribution on Pivot's capital stock; and
          (xv) Continue all policies of insurance in full force and effect up to and including the Closing Date.

        (b) Pivot agrees that from the Closing Date until such time as the Option lapses or if MTM exercises its Option, until such time, if ever, as the Merger Agreement is terminated, unless it has received the prior written consent of MTM, it will:
          (i) Operate its business in accordance with the Business Plan in effect from time to time;
          (ii) Use its best efforts to preserve its present relationship with suppliers, customers and others having business dealings with it;
          (iii)   To the extent it has sufficient funds,
pay and discharge all costs and expenses of carrying on its business;
          (iv) Not create or suffer any liens upon any of its assets (other than Liens set forth in the Schedules);
          (v) Maintain books, accounts and records in the usual, regular, true and ordinary manner;
          (vi) Incur any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with the Business Plan then in effect;
          (vii)   Not waive or release any rights of
material value with respect to its assets, except in the ordinary course of business consistent with past practice;

          (viii)  Make any loans or extensions of credit,
except to trade purchasers in the ordinary course of business consistent with past practice;
          (ix) Not declare, pay or set aside for payment any dividend or other distribution on Pivot's capital stock;
          (x) Neither issue preferred stock not convertible into Common Stock of Pivot immediately prior to the Merger nor issue additional shares of its capital stock without any subscriber agreeing in advance to vote for the Merger; and
          (xi) Continue all policies of insurance in full force and effect up to and including the Closing Date.

     5.7 Redemption of Bessemer Interest. Immediately after the Closing, Pivot shall redeem pursuant to the Redemption Agreement attached hereto as Exhibit "c" ("Bessemer Redemption
Agreement"),all shares of capital stock of Pivot owned by Bessemer Venture Partners IV, L.P. and Bessec Ventures IV, L.P. ( collectively, "Bessemer"), satisfy its full debt to Bessemer and obtain Bessemer's general release of all claims it may have against Pivot for an aggregate consideration of $410,000.

     5.8 Update Schedules. From the date of this Agreement to the Closing Date, Pivot will update by amendments or supplements each of the Schedules and any other written disclosure in writing from Pivot to reflect any change in the information set forth in said Schedules or other disclosure. Pivot hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete in all material respects as of the date or dates thereof.

     5.9 No Solicitation of Competing Offers. Prior to the Closing Date or termination of this Agreement without Closing if such termination is not a result of Pivot's or a Stockholder's default hereunder. Pivot will not, directly or indirectly, seek, solicit, initiate or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of Pivot) or enter into any discussions or negotiations with any person or group regarding any Acquisition Proposal (as defined below). Pivot will notify MTM promptly by telephone, and thereafter confirm in writing, if any Acquisition Proposal is received by Pivot. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by Pivot prior to the Closing Date for a merger or other business combination involving Pivot or relating to the disposition of any of the assets except for dispositions of assets for not less than fair market value which are made in the ordinary course of business and are consistent with past practice and with this Agreement.

     5.10 Service Agreement. Pivot will provide remote network services to such clients of MTM who do not object to Pivot providing such services, where MTM, in good faith reasonably determines such services are warranted. MTM shall have the ongoing right in any event to sell network management products to its clients who avail themselves of Pivot's services. Until such time as the Option lapses, unless the service arrangement referred to in this section 5.10 is extended by MTM in its sole discretion from time to time, but not in excess of the earlier of 10 years and the date MTM no longer has an equity interest in Pivot (MTM agreeing to provide Pivot with 30 day cancellation notice), MTM agrees not to use any remote network service provider other than Pivot. In any event, for a period of two (2) years after the lapsing of the Option, MTM will use Pivot's services with respect to (i) all clients of MTM using such services at the date the Option lapses who require ongoing remote network services and (ii) all clients then negotiating with MTM with respect to whom Pivot has met, demonstrated its product/services and rendered a substantially complete quotation for said client's needs, provided, however, in both (i) and (ii) such clients do not insist on using another remote network provider. Notwithstanding the above, in the event MTM is acquired by an entity which provides remote network services, MTM, in its sole discretion, may terminate the service relationship set forth in this Section 5.10, provided, however, that MTM agrees that with respect to clients introduced to it by Pivot, MTM agrees to use Pivot's services for a period not less than two (2) from the date of the acquisition of MTM, who do not insist on using another remote network provider. Furthermore, in the event Pivot is acquired by an entity which provides systems integration services, Pivot, in its sole discretion, may terminate the service relationship set forth in this Section 5.10, provided, however, that Pivot agrees that it will continue to provide such services for a period of not less than two (2) years to clients of MTM who are clients of Pivot as at the date of the acquisition of Pivot. The fee charged by Pivot for its services thereunder shall not be greater than that customarily charged by Pivot to its best customers from time to time.

     5.11 Restrictive Agreements Prohibited. Pivot shall not become a party to any agreement which by its terms restricts Pivot's performance of this Agreement or the Merger Agreement in the event
MTM exercises its Option.

     5.12 Transactions with Affiliates. Except for transactions contemplated by this Agreement or otherwise approved by MTM, for the period MTM owns not less than the number of shares of Pivot Common Stock acquired pursuant to Section 1.1 hereof, as adjusted for any reverse stock split or recapitalization of Pivot, Pivot shall not enter into any transaction with any director, officer, employee or holder of more than 5% of the outstanding capital stock of any class or series of capital stock of Pivot or with such persons family members, or any corporation, partnership, trust or other entity in which any such person or member of his family is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof.

     5.13 Employee Non-Disclosure, Non-Disclosure and Development Agreements. For the period MTM owns not less than the number of shares of Pivot acquired pursuant to Section 1.1 hereof, as adjusted for any reverse stock split or recapitalization of Pivot, Pivot shall obtain a Proprietary Information and Non-Disclosure Agreement, in the form attached hereto as Exhibit "D", from all future officers, key employees and other employees who will have access to confidential information of Pivot.

     5.14 Mergers, Sale of Assets, etc. of Subsidiaries. Until such time as the Option lapses without being exercised or this Agreement is terminated without a Closing, Pivot shall not permit any subsidiary to consolidate or merge into or with or sell or transfer all or substantially all its assets, except that any subsidiary may (i) consolidate or merge into or with or sell or transfer assets to any other subsidiary, or (ii) merger into or sell or transfer assets to Pivot.

     5.15 Maintenance of Ownership of Subsidiaries. Until such time as the Option lapses without being exercised or this Agreement is terminated without a Closing, Pivot shall not sell or otherwise transfer any shares of capital stock of any subsidiary, except to Pivot or another subsidiary, or permit any subsidiary to issue, sell or otherwise transfer any shares of its capital stock or the capital stock of any subsidiary, except to Pivot or another subsidiary.

     5.16 Lock-up Agreement. The Stockholders will execute the Lock-Up Agreements, as defined in Section 7.11 below.

     5.17 Merger Agreement. Pivot and the Stockholders will execute the Merger Agreement upon the exercise of the Option.

     5.18 Audited Financial Statements. Pivot shall reasonably cooperate with MTM's accountants, at MTM's cost, in satisfying the financial reporting requirements with respect to the Agreement and the Merger under Rule 3-05 of Regulation S-X and as otherwise may be required from time to time for a public company to own more than a 20% interest in another entity.


                           ARTICLE VI
                        COVENANTS OF MTM


     6.1 Service Agreement. MTM covenants that Pivot will provide remote network services to such clients of MTM who do not object to Pivot providing such services, where MTM, in good faith reasonably determines such services are warranted. MTM shall have the ongoing right in any event to sell network management products to its clients who avail themselves of Pivot's services. Until such time as the Option lapses, unless the service arrangement referred to in this Section 6.1 is extended by MTM in its sole discretion from time to time, but not in excess of the earlier of 10 years and the date MTM no longer has an equity interest in Pivot (MTM agreeing to provide Pivot with 30 day cancellation notice), MTM agrees not to use any remote network service provider other than Pivot. In any event, for a period of two (2) years after the lapsing of the Option, MTM will use Pivot's services with respect to (i) all clients of MTM using such services at the date the Option lapses who require ongoing remote network services and (ii) all clients then negotiating with MTM to receive such services where the persons set forth in Schedule 5.10 have been significantly involved in said negotiations, provided, however, in both (i) and (ii) such clients do not insist on using another remote network provider. Notwithstanding the above, in the event MTM is acquired by an entity which provides remote network services, MTM, in its sole discretion, may terminate the service relationship set forth in this Section 6.1, provided, however, that MTM agrees that with respect to clients introduced to it by Pivot, MTM agrees to use Pivot's services for a period not less than two (2) from the date of the acquisition of MTM, who do not insist on using another remote network provider. Furthermore, in the event Pivot is acquired by an entity which provides systems integration services, Pivot, in its sole discretion, may terminate the service relationship set forth in this Section 6.1, provided, however, that Pivot will continue to provide such services for a period of not less than two (2) years to clients of MTM who are clients of Pivot as at the date of the acquisition of Pivot. The fee charged by Pivot for its services thereunder shall not be greater than that customarily charged by Pivot to its best customers from time to time.

      6.2 Liquid Reserve. MTM covenants that at Closing it will have and will use its best efforts to maintain sufficient liquid cash reserves sufficient to make the deferred purchase price payments referred to in Section 1.1 hereof.

      6.3 NASDAQ Listing. MTM shall use its best efforts to continue the listing of MTM Common Stock on the NASDAQ National Market during the term of this Agreement and in the event of a Merger, MTM shall cause the shares to be transferred to the Stockholders to be listed on NASDAQ.

      6.4     Additional Funding of Pivot.    MTM agrees to lend Pivot up
to $124,870 in six equal installments commencing ten (10) days after Closing to be used to satisfy in part the accounts payable set forth on Schedule 2.15 hereof. Such advances shall be paid in full, without interest, at the earlier of (i) one (1) year from the Closing Date or (ii) the dates if any, that either MTM or Pivot exercise their rights under Article IX hereof. If not paid at such time, such advances shall be deemed to bear interest from the respective funding dates at the lesser of twelve (12%) percent per annum at the maximum interest rate allowed by law. The stockholders are not guarantors of such loans.

                             ARTICLE VII
          Conditions Precedent to Obligations of MTM.

     The obligations of MTM under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (one or more of which may be waived by MTM):

     7.1 Representations and Warranties Correct. The represen-tations and warranties made by Pivot and the Stockholders in this Agreement or in any writing pursuant to this Agreement, including without limitation, the Schedules or any other documents, certificates or written statements delivered or to be delivered to MTM in connection with the transactions contemplated by this Agreement, shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were restated and made at and as of the Closing Date, and Pivot and the Stockholders shall have furnished MTM with a certificate to that effect.

     7.2 Compliance with Obligations. All of the terms, covenants and conditions of this Agreement required to be complied with by Pivot at or prior to the Closing, including the obtaining of any required consents, shall have been duly complied with and Pivot shall have furnished MTM with a certificate executed by its president to that effect and such other evidence of compliance as MTM may reasonably request.

     7.3 Furnishing of Documents. Pivot shall have furnished MTM with (i) certificates of the Secretary of State of the State of Delaware dated not more than ten business days prior to the Closing Date of all documents on file in the office of the Secretary of

State relating to Pivot, including its Certificate of Incorporation and all amendments thereto; (ii) copies, certified by the Secretary of Pivot as of the Closing Date, of the By-laws of Pivot at the Closing Date, and of resolutions duly adopted by the Board of Directors of Pivot and all of the Stockholders, approving and authorizing the Agreement on the terms hereof; and (iii) counterpart originals or certified or other copies of all of the documents, certificates, schedules and other instruments required to be furnished to MTM by Pivot or requested by MTM.

     7.4 No Action or Litigation. There shall be no order of any court or governmental body restraining or prohibiting the transactions contemplated by this Agreement, nor shall any litigation or other proceeding be pending or threatened against Pivot or MTM seeking to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement or to obtain substantial damages in respect thereof.

     7.5 Third Party Consents. Except as otherwise indicated on any Schedule to this Agreement, Pivot shall have obtained, at or prior to the Closing Date, all consents required for the consummation of the transactions contemplated by this Agreement without the imposition of conditions unacceptable to MTM.

     7.6 Net Worth. Pivot shall have a deficit net worth at Closing Date of not in excess of $484,870 at the Closing Date.

     7.7 Employees. The employees of Pivot designated as key personnel on Schedule 7.7 hereof shall have entered into Employment Agreements ("Employment Agreements") with Pivot, effective as of the Closing, in the form attached hereto as Exhibit "E".

     7.8 Bessemer Redemption Agreement. Bessemer and Pivot shall have entered into the Bessemer Redemption Agreement, the closing of which will be simultaneous with the Closing.

     7.9 Opinion of Counsel. MTM shall have received an opinion from Pivot's counsel substantially in the form attached hereto as Exhibit "F".

     7.10 Opinion of Accountant. Delivery of an opinion of MTM's accountant that any portion of the consideration hereunder or upon the Merger, allocable to the covenant not to compete referred to in the Merger Agreement, shall be deemed an acquisition cost.

     7.11 Lock-up Agreement. The Stockholders shall have delivered to MTM's counsel, lock-up agreements ("Lock-up Agreements") in the form attached hereto as Exhibit "G", which Lock-up Agreements become effective upon the Merger, if any. Pursuant to the Lock-up Agreement, the directors, officers and affiliates of Pivot will agree not to sell or otherwise dispose of their MTM Common Stock which they would receive as a result of the Merger for three years following the Merger, with 25% of such shares being released from the Lock-up Agreement on the first anniversary of the Merger, an additional 50% of the shares initially locked-up pursuant to the Lock-up Agreement released on the second anniversary of the Merger and the balance on the third anniversary of the Merger. The Lock-up Agreement further provides that in no event will any Stockholder sell any shares in violation of the registration requirements of the Securities Act of 1933, as amended. Furthermore, it grants MTM a right of first offer if a Stockholder elects to sell said MTM
Common Stock.


                            ARTICLE VIII
             Conditions Precedent to Obligations of Pivot.

     The obligations of Pivot under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (one or more of which may be waived by Pivot):

8.1 Representations and Warranties Correct. The warranties and representations made by MTM in this Agreement shall be true and correct in all material respects as of the Closing Date, as though such warranties and representations were restated and made as and at the Closing Date, and MTM shall have furnished Pivot with a certificate executed by its respective president or chief executive officer to that effect.

     8.2 Compliance with Obligations. All of the terms, covenants and conditions of this Agreement required to be complied with by MTM at or prior to the Closing, including the obtaining of any required consents, shall have been duly complied with and MTM shall have furnished Pivot with a certificate executed by its president to that effect and such other evidence of compliance as Pivot may reasonably request.

     8.3 No Action or Litigation. There shall be no order of any court or governmental body restraining or prohibiting the transactions contemplated by this Agreement, nor shall any litigation or other proceeding be pending or threatened against Pivot or MTM seeking to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in respect thereof.

     8.4 NASDAQ Listing. MTM's Common Stock shall be listed on the NASDAQ National Market during the term of this Agreement.

     8.5 Opinion of Counsel. Pivot shall have received an opinion from MTM's counsel substantially in the form attached hereto as Exhibit "I".

                            ARTICLE IX
                         Put/Call Rights.

     (a) Subject to MTM's tag along rights set forth in (b) below, if MTM does not exercise its Option, for a period of one hundred eighty (180) days after the lapse of the Option period (including any extension thereof), Pivot shall have the right to redeem all of its shares owned by MTM for 115% of the amount paid by MTM pursuant to section 1.1 above or paid to extend the Option period ("MTM
Funding Amount"), and MTM shall have the right to put such shares to Pivot at such time as aggregate additional funding is provided by a third party from time to time to Pivot in excess of 200% of the amount which would be payable to MTM upon the exercise of the put, at the greater of (i) 125% of the MTM Funding Amount or (ii) in the event the additional financing is equity financing or the issuing of convertible debt, the then fair market value of Pivot. Pivot shall pay any amounts owing upon the exercise of such put or call in cash within twenty (20) days of the exercise thereof. Notwithstanding the above, in the event Pivot has entered into or is negotiating an agreement to sell substantially all of its assets to a bona fide third party (and such negotiations or agreement has not terminated) or entered into or is negotiating an agreement to merge into another entity where Pivot is not the survivor, or any of the above have been consummated, Pivot shall not be entitled to exercise its call rights set forth above until the aforementioned arrangements have been terminated. In the event Pivot is negotiating as set forth in the previous sentence at the end of Pivot's call period or within sixty (60) days of the end of such period, Pivot's call period shall be extended for sixty (60) days from the end of such negotiations.

     (b) Notwithstanding anything contained in (a) above, if one or more Stockholders owning fifty percent (50%) or more of the shares of capital stock of Pivot ("Pivot Capital Stock") ("Selling Group") wish to sell, after the Option lapses without being exercised, 50% or more of the Pivot Capital Stock to a third party or third party group ("Third Party Acquiror"), the Selling Group shall promptly forward a copy of the Third Party Acquiror offer to MTM. MTM may participate in such sale upon substantially the same terms and conditions as the Selling Group. The portion of the shares of Pivot Capital Stock which MTM may sell upon the consummation of any such transaction is a percentage of the Pivot shares which the Selling Group offered to sell to the Third Party Acquiror and which the Third Party Acquiror agreed to purchase, equal to 100% multiplied by a fraction, the numerator of which is MTM's stock ownership percentage interest in Pivot and the denominator the sum of MTM's stock ownership percentage interest in Pivot and the stock ownership percentage of Pivot owned by the Selling Group in the aggregate. Only shares of Pivot actually outstanding shall be considered for purposes of the above calculation. Any such portion of the Third Party Acquiror offer which MTM agrees to participate shall correspondingly reduce the percentage offered to be purchased from the Selling Group. MTM must notify the Selling Group within fourteen days (14) of the mailing of the Third Party Acquiror Offer (or such greater time as the Selling Group may determine in their sole discretion) whether or not to participate in the Third Party Acquiror offer. Notification of non-participation is irrevocable unless waived by the Selling Group in their sole discretion.

                             ARTICLE X
                         Indemnification.

     10.1    In Favor of MTM.

     (a) Pivot agrees to indemnify, defend and hold MTM, its successors and permitted assigns, free and harmless from and against all claims, actions, liabilities and damages (including reasonable attorneys' fees and expenses) as and when incurred arising out of or based upon the breach by Pivot of any of its representations, warranties or covenants contained in this Agreement to the extent of the cost to MTM with respect to the above in excess of $15,000 in the aggregate. For purposes of this
Section 10.1, wherever a representation or warranty provides for a "materiality" qualifier, such qualifier shall be deemed omitted. The aggregate amount of indemnification for which Pivot is liable in the aggregate shall not exceed the consideration paid hereunder, except (X) in the event of (i) Pivot's failure to honor its obligations under the Merger Agreement and Sections 1.2, 1.3., 5.5, 5.7, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, and 5.18
hereof (ii) Stockholder's failure to honor his obligations under the Lock-up Agreement and Sections 1.4 and 1.5 hereof and (iii) Pivot's and/or Stockholder's failure to honor its commitments under Sections 1.1(b), 2.6 (solely as it relates to the Ayers Matter) and 2.23, where the aggregate amount of indemnification to which MTM shall be entitled shall not be limited, and (Y) as provided in (c) below. Any indemnification due as a result of (i) (ii) or (iii) above shall not reduce the maximum amount of Pivot's indemnification set forth above.

     (b) In the event the Option is exercised and the Merger Agreement consummated, each Stockholder shall indemnify, defend and hold MTM, its successors and permitted assigns, free and harmless from and against all claims, actions, liabilities and damages (including reasonable attorneys' fees and expenses) as and when incurred arising out of or based upon the breach by the Stockholder of any of his representations, warranties or covenants contained in this Agreement, regardless of whether or not MTM is indemnified pursuant to (a) above, to the extent the cost to MTM with respect to the above exceed $25,000 in the aggregate. For purposes of this
Section 10.1, wherever a representation or warranty provides for a "materiality" qualifier, such qualifier shall be deemed omitted. The aggregate amount of indemnification for which a Stockholder is liable is his prorata share of the Merger Consideration, provided there is no limitation in the event of a breach of the Lock-up Agreement or Sections 1.1(b), 1.4, 1.5, 2.6 or 2.23. Any indemnification due as a result of (i) or (ii) above shall not reduce the maximum amount of Pivot's indemnification set forth above.

     (c) In the event of a breach of Sections 1.4 and 5.9 hereof, Pivot shall pay MTM an amount equal to the sum of (i) all of the expenses incurred by MTM in connection with the negotiation and preparation of the letter of intent, this Agreement, and all related documentation incident thereto and the other transactions contemplated by this letter, including but not limited to, all fees and expenses incurred by MTM to attorneys and financial consultants, accountants and other agents (collectively, "Transaction Costs") and (ii) a break-up fee equal to the greater of one-fourth of the amount paid by a third party offeror and $250,000.

     10.2 In Favor of Pivot and the Stockholder. MTM agrees to indemnify, defend and hold Pivot and the Stockholders free and harmless from and against all claims, actions, liabilities and damages (including reasonable attorneys' fees and expenses) as and when incurred arising out of or based upon the breach by MTM of any of its representations, warranties or covenants contained in this Agreement.

     10.3 Procedure for Indemnification. If any party seeks indemnification pursuant to Sections 10.1 or 10.2 it shall notify the party required to provide indemnification hereunder of any loss or claim made or action commenced against the party to be indemnified, within a reasonable time after such party shall have been notified of the claim, becomes actually aware that a loss for which it/he is entitled to indemnification has arisen or shall have been served with the summons or other first legal process giving information as to the nature and basis of the claim. The indemnifying party shall assume the defense of such claim or action, employ counsel of its choice and bear all expenses relating to such defense. The indemnified party shall have the right to participate in the defense of such claim or action and to employ separate counsel, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (a) the employment thereof shall have been specifically authorized by the indemnifying party or (b) the indemnifying party shall fail to assume the defense and employ counsel. Notwithstanding anything to the contrary in the foregoing, the indemnified party, upon written notice to the indemnifying party, may at the indemnified party's expense assume the defense of such claim or action, and employ counsel of its choice. The parties shall each cooperate in the defense of any such claim and shall make available to each other records and other materials required for use in such defense. In no event shall the indemnifying party be liable for any settlement of any action or claim made without its written consent.

                           ARTICLE XI
        Use Best Efforts to Satisfy Conditions Precedent.


     Each of Pivot and each Stockholder agree to use its or his best efforts to bring about the satisfaction of the conditions specified in Article VII hereof, and MTM agrees to use its best efforts to bring about the satisfaction of the conditions specified in Article VIII hereof. If any condition specified in any of said Sections shall not be satisfied by such best efforts and such condition shall not be waived by the party or parties for the benefit of which such condition is stated, such party after giving notice of such non-satisfaction and giving the other parties a reasonable opportunity to satisfy such condition, may terminate this Agreement by notice in writing to the other parties. In the event this Agreement is not consummated by April 30, 1998, provided, however that the party electing to terminate is not otherwise in default hereunder and the party not electing to terminate is ready, willing and able to close hereunder, either party can elect to terminate this Agreement. Upon such termination, this Agreement shall cease, other than with respect to Articles XVI, XVII, XIX, and Sections 5.9 and 5.10 and no party hereto shall have any liability hereunder of any nature whatsoever, including liability for damages, except as they relate to the above referenced articles and sections.

                              ARTICLE XII
            Designation of Forum in the Event of Litigation.

      Pivot, the Stockholders, and MTM agree that any legal action or proceedings with respect to, or arising out of, the negotiation, execution, performance or breach of, or the rights and privileges provided by, or responsibilities and obligations under, this Agreement must be brought in either the Supreme Court of the State of New York for the County of New York or the County of Westchester or the United States District Court for the Southern District of New York and in no other jurisdiction. By execution and delivery of this Agreement, Pivot, Stockholders and MTM accept and submit to the jurisdiction of such courts in any such legal action or proceeding and irrevocably consent to service of process in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each of the parties at its address for notices as specified herein, such service to become effective five (5) days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law.

                            ARTICLE XIII
                              Notices.

     All notices, requests, demands and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed sufficiently given upon receipt if personally delivered, faxed or mailed by certified mail, return receipt requested, addressed to the party to be notified at the address hereafter set forth for such party or to such other address as such party may hereafter designate in writing:
          (a)     If to Pivot or Stockholders:

                  Anthony Travaglini
                  14 Elliots Way
                  Valley Cottage, New York 10989
                  Fax: (914) 267-2638

with a copy to:

                  Scott Rothstein, Esq.
                  Shipman & Goodwin LLP
                  One American Row
                  Hartford, CT 06103
                  Fax:    (860) 251-5900

         (b) If to MTM:

                  Steven Rothman, President
                  Micros-To-Mainframes, Inc.
                  614 Corporate Way
                  Valley Cottage, New York  10989
                  Fax: (914) 267-3785

with a copy to:

                  Jack Becker, Esq.
                  Snow Becker Krauss P.C.
                  New York, New York  10158-0125
                  Fax: (212) 949-7052

                            ARTICLE XIV
                     Binding Effect; Benefits.

     This Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns, and no other person shall acquire or have and other rights under this Agreement or by virtue of this Agreement.

                           ARTICLE XV
                           Assignment.

     Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the parties hereto, without the prior written consent of the other.

                          ARTICLE XVI
                        Confidentiality.


     Pivot and the Stockholders, on the one hand, and MTM on the other hand, shall maintain the confidentiality of all confidential information furnished to it or him by the other concerning the other's business, assets and financial condition, and shall not disclose such information to others, or use any such information for any purpose, except in furtherance of the transactions contemplated by this Agreement (and except as such information may be required to be disclosed under applicable law or in connection with litigation arising out of this Agreement), unless and until such information is or becomes in the public domain by reason other than disclosure by it or him. In the event the transactions contemplated herein are not consummated, (i) MTM and its principals, shareholders, officers, employees, agents or representatives shall not disclose to any third party or use in any manner whatsoever any of the confidential information disclosed to them by Pivot, its stockholders, officers, employees, agents or representatives in connection with the negotiations for this transaction, and (ii) Pivot and its principals, stockholders, officers, employees, agents or representatives shall not disclose to any third party or use in any manner whatsoever any of the confidential information disclosed to them by MTM, its shareholders, officers, employees, agents or representatives in connection with the negotiations for this transaction. This confidential information shall extend, but not be necessarily limited, to the sales techniques, vendors, independent contractors, employees, and customer lists disclosed by one party to the other.
 Confidential information as used herein shall not include that which (i) was in the public domain prior to receipt thereof; (ii) the receiving party can show it was in possession thereof prior to receipt; (iii) subsequently becomes known to the receiving party by third parties as a matter of right and without restriction on disclosure; or (iv) subsequently comes into the public domain through no fault of the receiving party. In the event this Agreement is terminated, upon the written request, the shareholders, officers, employees, agents or representatives of the respective parties hereto shall return or destroy the confidential information previously disclosed to them by the disclosing party. This provision shall survive the termination of this Agreement.

                            ARTICLE XVII
                             Brokerage.

     Each of the parties hereto represents and warrants to the other that it has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

                            ARTICLE XVIII
                            Governing Law.

     This Agreement shall in all respects be governed by, construed under and enforced in accordance with the laws of the State of New York.

                            ARTICLE XIX
                              Expenses.

Each of the parties shall pay its or his own legal, accounting and other expenses in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, except as otherwise stated in
Section 5.18.

                             ARTICLE XX
                            Severability.


     If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless remain in full force and effect.


                           ARTICLE XXI
                            Survival.

     The representations, warranties, covenants and agreements of the parties set forth in this Agreement (including the Schedules) and in any other documents, certificates or written statements delivered by or on behalf of any party to this Agreement shall survive the Closing for the earlier of (i) a period of two (2) years, (ii) the consummation of the Merger (after deducting any amounts for which the Stockholders are required to indemnify MTM hereunder as at such time from the Merger Consideration) or (iii) MTM not electing to exercise its Option and all the shares of Pivot Common Stock owned by it are either redeemed or sold pursuant to
Article IX hereof.

                           ARTICLE XXII
                              Waiver.

     Any waiver by any party of a breach of any of the provisions of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                          ARTICLE XXIII
                             Headings.


      The headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

                          ARTICLE XXIV
                 Entire Agreement; Modification.

      This Agreement, together with Schedules and Exhibits, constitutes the entire understanding between the parties with respect to its subject matter. It supersedes and cancels all prior agreements and understandings among the parties relating to its subject matter.
This Agreement may not be amended or supplemented, except by subsequent written agreement of the parties which specifically states that it is intended to be an amendment or supplement to this Agreement, signed by the parties hereto. No course of dealing or custom shall be referred to as modifying any of the terms and conditions of this Agreement.

                           ARTICLE XXV
                          Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase and Option Agreement as of the date first above written.


                                   MICROS-TO-MAINFRAMES, INC.


                                   By: \s\ STEVEN ROTHMAN
                                        Steven Rothman
                                        President



                                    Pivot Technologies, Inc.,



                                    By: \s\ ANTHONY TRAVAGLINI
                                         Anthony Travaglini
                                         President